HEI Exhibit 99.2

NINTH AMENDMENT TO TRUST AGREEMENT BETWEEN

HAWAIIAN ELECTRIC INDUSTRIES, INC. AND

FIDELITY MANAGEMENT TRUST COMPANY

THIS NINTH AMENDMENT TO TRUST AGREEMENT, is made and entered into February 2, 2004, and is effective on that date unless otherwise noted below, by and between Fidelity Management Trust Company (the “Trustee”) and Hawaiian Electric Industries, Inc. (the “Sponsor”);

WITNESSETH:

WHEREAS, the Trustee and the Sponsor heretofore entered into a Trust Agreement dated February 1, 2000, and amended August 1, 2000, November 1, 2000, April 1, 2001, December 31, 2001, January 1, 2002, April 1, 2002, July 1, 2002 and September 1, 2003 (the “Trust Agreement”) for the Hawaiian Electric Industries Retirement Savings Plan (the “Plan”); and

WHEREAS, effective February 2, 2004, the Sponsor wishes to add the Morgan Stanley Institutional Fund, Inc. International Equity Portfolio - Class B, the Fidelity Diversified International Fund, the Fidelity Freedom 2005 FundSM, the Fidelity Freedom 2015 Fund?, the Fidelity Freedom 2025 FundSM and the Fidelity Freedom 2035 FundSM as investment options under the Trust; and

WHEREAS, effective April 1, 2004, the Sponsor wishes to disallow future contributions to the Fidelity Overseas Fund, and to redirect all participant contributions directed to the Fidelity Overseas Fund after April 1, 2004 to the ASB Money Market Account, pending investment direction by the participant; and

WHEREAS, the Sponsor wishes to remove as an investment option under the Trust the Fidelity Overseas Fund, when the first occurs: (1) there are no participant funds remaining in the Fidelity Overseas Fund; or (2) December 31, 2008; and

WHEREAS, the Sponsor now desires and hereby directs the Trustee, in accordance with Section 4(b) and 7(b), to liquidate all participant balances held in the Fidelity Overseas Fund when the first occurs (as noted above), using the net asset value from the appropriate date, and to invest the proceeds in the ASB Money Market Account, pending investment direction by the participant. The parties hereto agree that the Trustee shall have no discretionary authority with respect to this sale and transfer directed by the Sponsor. Any variation from the procedure described herein may be instituted only at the express written directions of the Sponsor; and

WHEREAS, in furtherance of the foregoing, the Sponsor and the Trustee desire to amend said Trust Agreement as provided for in Section 13 thereunder;

NOW THEREFORE, in consideration of the above premises, the Sponsor and the Trustee hereby amend the Trust Agreement by:

(1)	Amending and restating Schedules “A”, “B” and “C”, in their entirety, as attached hereto.

IN WITNESS WHEREOF, the Trustee and the Sponsor have caused this Ninth Amendment to be executed by their duly authorized officers effective as of the day and year first above written.

HAWAIIAN ELECTRIC INDUSTRIES, INC. BY: HAWAIIAN ELECTRIC INDUSTRIES, INC. PENSION INVESTMENT COMMITTEE			FIDELITY MANAGEMENT TRUST COMPANY

By:	/s/ Eric K. Yeaman	1/23/04 Date	By:	/s/ Rebecca Hays Ethier	2/18/04 Date

	Eric K. Yeaman			FMTC Authorized Signatory
Chairman

By:	/s/ Peter C. Lewis	1/23/04 Date

Peter C. Lewis
Secretary

Schedule “A”

ADMINISTRATIVE SERVICES

The Trustee will provide the recordkeeping and administrative services set forth on this Schedule “A”, or as otherwise agreed to in writing (or by means of a secure electronic medium) between the Sponsor and Trustee in accordance with direction procedures established by the Trustee with the written approval of the Sponsor and documented in the Plan Administration Manual. With regard to Plan specific services, the Trustee shall add services only at the direction of the Sponsor. With prior written notice to the Sponsor, the Trustee may unilaterally enhance the services previously approved, provided there is no impact on fees set forth in Schedule “B”; and further provided that if the Sponsor notifies the Trustee in writing that a change to a previously approved service proposed by the Trustee pursuant to this sentence is unacceptable to the Sponsor, such service change shall not be applied.

Administration

*	Establishment and maintenance of participant account and election percentages.

*	Maintenance of the following plan investment options:

•	ASB Money Market Account

•	Fidelity Diversified International Fund

•	Fidelity Freedom 2000 Fund®

•	Fidelity Freedom 2005 FundSM

•	Fidelity Freedom 2010 Fund®

•	Fidelity Freedom 2015 FundSM

•	Fidelity Freedom 2020 Fund®

•	Fidelity Freedom 2025 FundSM

•	Fidelity Freedom 2030 Fund®

•	Fidelity Freedom 2035 FundSM

•	Fidelity Freedom 2040 Fund®

•	Fidelity Freedom Income Fund®

•	Fidelity Magellan® Fund

•	Fidelity Overseas Fund (frozen to new investments effective April 1, 2004)

•	Fidelity Puritan® Fund

•	Fidelity Retirement Money Market Portfolio

•	Fidelity U.S. Bond Index Fund

•	HEI Common Stock Fund

•	INVESCO Dynamics Fund

•	Morgan Stanley Institutional Fund, Inc. International Equity Portfolio - Class B

•	Morgan Stanley Institutional Fund Trust Value Portfolio – Adviser Class

•	Neuberger Berman Partners Fund – Trust Class

•	Spartan U.S. Equity Index Fund

•	T. Rowe Price Small-Cap Stock Fund

*	Maintenance of the following money classifications:

•	Salary Reduction

•	Participant Voluntary

•	Rollover

•	HEI Diversified Plan

•	Employer ASB

•	Employer Supplemental

•	IRA

•	Voluntary HEISOP

•	Employer HEISOP

•	Employer BIA

•	Employee Pre-Tax Catch Up

•	After Tax Rollover

*	Processing of investment option trades

*	Establishment and maintenance of participant loans

*	Enrollment of new Participants via telephone and/or such other electronic means as may be agreed upon from time to time by the Sponsor and the Trustee. Confirmation of enrollment will be provided online or, if requested, by mail (generally within five (5) calendar days of the request).

*	Maintenance of Participants’ requests to change their pre-tax and catch-up deferral percentages via telephone or such electronic means as may be agreed upon from time to time by the Sponsor and the Trustee

*	Provide participant deferral election data updates via electronic data transfer (“EDT”) in a timely manner for the Sponsor to apply to its payrolls

Processing

*	Weekly processing of contribution data and contributions

*	Daily processing of transfers and changes of future allocations via the telephone exchange system or by such other means as the Sponsor and Trustee may agree to from time to time

*	Daily and weekly processing of participant data updates via the Plan Sponsor Webstation or by such other means as the Sponsor and Trustee may agree to from time to time

*	Processing of changes to Participants’ deferral percentages

*	Processing of rollovers

*	Processing of excess contributions and deferrals

*	Processing of in-service and full withdrawals due to certain circumstances previously approved by the Sponsor

*	Processing of hardship withdrawals as directed by Participants and approved by the Sponsor

*	For general loans: Consult with Participants on various loan scenarios and generate all documentation

*	For home loans: Processing of loan requests as directed by Participants and approved by the Sponsor

*	Processing of forfeitures as directed by the Sponsor

*	Processing of loan payoff payments at Participants’ request via telephone exchange system or by such other means as the Sponsor and the Trustee may agree to from time to time

Other

*	Reports

*	Monthly trial balance

*	Monthly loan reports

*	Quarterly or annual administrative reports

*	Quarterly participant statements via paper or electronic copy

Financial Reporting

*	1099Rs

*	Assist in the preparation of Form 5500

Account Segregation

*	Account segregation for Qualified Domestic Relations Orders (“QDRO”) as directed by Sponsor

*	Account segregation for named beneficiary(ies) due to a participant’s death as directed by Sponsor

Internet Services

*	Plan Sponsor Webstation

*	Fidelity PortfolioPlannerSM, an internet-based educational service for participants that generates target asset allocations and model portfolios customized to investment options in the Plan(s) based upon methodology provided by Strategic Advisers, Inc., an affiliate of the Trustee. The Sponsor acknowledges that it has received the ADV Part II for Strategic Advisers, Inc. more than 48 hours prior to executing the Trust amendment.

*	NetBenefitsSM

Processing Services

*	Minimum Required Distribution (“MRD”) service

*	De minimis Distributions: After a participant terminates employment and is eligible for a distribution, the Trustee will determine whether the vested account balance exceeds $5,000, or exceeds $5,000 at the end of the warning period (at least 30 days, but not more than 70 days, from the determination date). If not, the Trustee will process a mandatory and immediate cashout, subject only to the requirement to offer a rollover opportunity and to allow participants with balances in the HEI Common Stock Fund to elect distribution of such balances in the form of HEI Common Stock. The $5,000 threshold will be determined based on criteria provided by the Sponsor and will increase or decrease as Congress may from time to time amend this threshold in Code Section 411(a)(11).

Miscellaneous Services

*	Periodic meetings with Sponsor

*	Educational services as needed and mutually agreed upon by the Trustee and the Sponsor

*	Provide employee communications describing available investment options, including multimedia informational materials and group presentations

*	Change of Address by Telephone: The Trustee shall allow terminated and retired Participants, Alternate Payees of Participants of any status, and Beneficiaries of deceased employees, terminated and retired Participants to make address changes via Fidelity’s toll-free telephone service

*	Loan Coupons: For terminated and retired Participants with outstanding loans, the Trustee shall provide to these Participants a loan coupon book for the purpose of scheduling and processing loan repayments

*	Rollover Contribution Processing: Process the qualification and acceptance of rollover contributions to the Trust. The procedures for qualifying a rollover are directed by the Sponsor and the Trustee shall accept or deny each rollover based upon the Plan’s written criteria and any written guidelines provided by the Sponsor and documented in the Plan Administration Manual. Requests that do not meet the specified criteria will be returned to the Participant with an explanation as to why the request cannot be processed. If the Trustee determines that a request is not a valid rollover, the requested rollover contribution will be rejected back to the Participant.

HAWAIIAN ELECTRIC INDUSTRIES, INC. BY: HAWAIIAN ELECTRIC INDUSTRIES, INC. PENSION INVESTMENT COMMITTEE			FIDELITY MANAGEMENT TRUST COMPANY

By:	/s/ Eric K. Yeaman	1/23/04 Date	By:	/s/ Rebecca Hays Ethier	2/18/04 Date

	Eric K. Yeaman			Authorized FMTC Signatory
Chairman

By:	/s/ Peter C. Lewis	1/23/04 Date

Peter C. Lewis
Secretary

Schedule “B”

FEE SCHEDULE

Recordkeeping Fees

* Annual Participation Fee:	$0 per participant.

* Minimum Required Distribution (MRD):	$25.00 per MRD recipient per year.

* Plan Establishment Fee:	$2,500.00

* Loan Fee:	Establishment fee of $35.00 per loan account; annual fee of $15.00 per loan account.**

* Plan Sponsor WebStation (PSW):	All User ID fees waived.

* NetBenefits:	All User ID fees waived.

* Non-Fidelity Mutual Funds:	.35% annual administrative fee on the following Non-Fidelity Mutual Fund assets which are equity/balanced funds: Morgan Stanley Institutional Fund, Inc. International Equity Portfolio - Class B; Morgan Stanley Institutional Fund Trust Value Portfolio – Adviser Class; Neuberger Berman Partners Fund-Trust Class; .25% annual administration fee plus an $8.00 per participant fee, subject to a maximum total fee of .35%, on all INVESCO Dynamics Fund assets (to be paid by the Non-Fidelity Mutual Fund vendor); 0% annual administration fee on the T. Rowe Price Small Cap Stock Fund.

*	Other Fees: Separate charges for optional nondiscrimination testing, extraordinary expenses resulting from large numbers of simultaneous manual transactions, from errors not caused by Fidelity, reports not contemplated in this Agreement, corporate actions, or the provision of communications materials in hard copy which are also accessible to participants via electronic services in the event that the provision of such material in hard copy would result in an additional expense deemed to be material.

**	This fee will be imposed pro rata for each calendar quarter, or any part thereof, that it remains necessary to keep a participant’s loan(s) as part of the Plan’s records through the calendar year end for 1099R reporting.

Trustee Fees

Investment Options
* Sponsor Stock:	0.10% per annum of such assets in the Trust payable quarterly on the basis of such assets as of the average market value for each calendar quarter. In no event will the fee be less than $10,000 nor more than $35,000 per year.

Dividend Pass-Through Fee

•	$8,000 per year, payable pro rata quarterly.

•	$5,000 implementation fee.

•	$7 for each dividend check that is cut.

•	This fee is based on the following assumptions, in addition to those set forth in the Note section:

•	Dividends will be distributed quarterly

•	The default option for receiving dividends will be reinvestment into the Stock Fund.

*	Others: None.

Note: These fees have been negotiated and accepted based on the following Plan characteristics, as of 3/22/01: 1 plan in the relationship, plan assets of $189.9 million, participation of 3,152 participants, Sponsor Stock assets of $44.6 million, total Fidelity actively managed Mutual Fund assets of $105.4 million, total Fidelity nonactively managed Mutual Fund assets of $16.4 million, total Non-Fidelity Mutual Funds and ASB MMA assets of $23.5 million, projected net cash flows of $0.0 million per year, and up to 18 investment options. Subject to Section 13 of the Trust Agreement, fees will be subject to review when the Sponsor requests a change to the Plan and/or the Plan characteristics have changed by +/- 10%.

HAWAIIAN ELECTRIC INDUSTRIES, INC. BY: HAWAIIAN ELECTRIC INDUSTRIES, INC. PENSION INVESTMENT COMMITTEE			FIDELITY MANAGEMENT TRUST COMPANY

By:	/s/ Eric K. Yeaman	1/23/04 Date	By:	/s/ Rebecca Hays Ethier	2/18/04 Date

	Eric K. Yeaman			Authorized FMTC Signatory
Chairman

By:	/s/ Peter C. Lewis	1/23/04 Date

Peter C. Lewis
Member

Schedule “C”

INVESTMENT OPTIONS

In accordance with Section 4(b), the Named Fiduciary hereby directs the Trustee that participants’ individual accounts may be invested in the following investment options:

•	ASB Money Market Account

•	Fidelity Diversified International Fund

•	Fidelity Freedom 2000 Fund®

•	Fidelity Freedom 2005 FundSM

•	Fidelity Freedom 2010 Fund®

•	Fidelity Freedom 2015 FundSM

•	Fidelity Freedom 2020 Fund®

•	Fidelity Freedom 2025 FundSM

•	Fidelity Freedom 2030 Fund®

•	Fidelity Freedom 2035 FundSM

•	Fidelity Freedom 2040 Fund®

•	Fidelity Freedom Income Fund®

•	Fidelity Magellan® Fund

•	Fidelity Overseas Fund (frozen to new investments effective April 1, 2004)

•	Fidelity Puritan® Fund

•	Fidelity Retirement Money Market Portfolio

•	Fidelity U.S. Bond Index Fund

•	HEI Common Stock Fund

•	INVESCO Dynamics Fund

•	Morgan Stanley Institutional Fund, Inc. International Equity Portfolio - Class B

•	Morgan Stanley Institutional Fund Trust Value Portfolio – Adviser Class

•	Neuberger Berman Partners Fund – Trust Class

•	Spartan U.S. Equity Index Fund

•	T. Rowe Price Small-Cap Stock Fund

The investment option referred to in Section 4(c) and Section 4(d)(v)(B)(5) shall be the ASB Money Market Account.

HAWAIIAN ELECTRIC INDUSTRIES, INC. BY: HAWAIIAN ELECTRIC INDUSTRIES, INC. PENSION INVESTMENT COMMITTEE

By:	/s/ Eric K. Yeaman	1/23/04 Date	By:	/s/ Peter C. Lewis	1/23/04 Date

	Eric K. Yeaman			Peter C. Lewis
Chairman